Exhibit 99.1

Atlas Technical Consultants Reports First Quarter 2020 Results

– Achieves Solid Operational and Financial Performance in First Quarter as a Public Company –

– Prioritizing Safety, Operational Efficiency and Financial Flexibility to Address COVID-19 Crisis –

Austin, TX (May 11, 2020) – Atlas Technical Consultants, Inc. (Nasdaq: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, engineering, program management and consulting services, announced today results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights:

●	Gross revenue of $109.3 million, increased 3.5% year-over-year with solid momentum through most of the quarter

●	Net revenue[1] grew 5.5% year-over-year to $90.5 million, representing 82.8% of gross revenues

●	Net loss of $23.6 million, including pre-tax charges of $25.0 million primarily related to one-time business combination and public company formation costs

●	Adjusted EBITDA[2] grew 18.6% year-over-year to $12.9 million, representing 14.2% of net revenue

●	Backlog of $607 million, up 6% year-over-year and represents a first quarter record

●	Liquidity at the end of the quarter was approximately $37.3 million, including cash of $18.9 million plus availability under the revolving credit facility

●	Taking wide range of actions in response to the COVID-19 pandemic, including an estimated $8-10 million of savings in 2020 from cost mitigation measures

●	Suspends 2020 guidance due to uncertainty related to COVID-19 and related macro-economic impacts

L. Joe Boyer, Atlas’ Chief Executive Officer, said “As a provider of critical services to the nation’s infrastructure and other essential sectors, we are focused on ensuring the well-being of our team members, while continuing to serve our customers during these challenging times. We have maintained operational excellence while safely working on essential projects in the field, supported by our administrative staff who are largely working remote. I am profoundly grateful to all Atlas employees for their professionalism and dedication to excellence during this unprecedented time.”

Mr. Boyer continued, “We delivered exceptional operating results in the first quarter driven by strong project activity to start the year, although the pandemic did impact our private sector work late in the quarter. Our efforts to self-perform more services and enhance the efficiency of our workforce drove a meaningful 160 basis point improvement in Adjusted EBITDA as percent of net revenue. The addition of Long Engineering further accelerated our growth and contributed to our success during the quarter. The endurance of our team, along with our strong customer connections, operating discipline and ample liquidity, position us to power through this crisis and gain momentum once our markets begin to recover.”

(1)	Net revenue is a Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net revenue to the most comparable financial measure calculated in accordance with GAAP.

(2)	Adjusted EBITDA is a Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP.

First Quarter 2020 Results

●	Gross revenue for the first quarter 2020 increased 3.5% to $109.3 million, compared to $105.6 million in the prior year quarter, partly driven by the contribution of Long Engineering acquired in February.

●	Net revenue increased 5.5% to $90.5 million, compared to $85.8 million in the prior year quarter. The increase primarily represents growth in business volume combined with the increasing level of self-performance while minimizing our reliance on third-party providers and pass-through participation.

●	Net loss was $23.6 million, compared to net income of $0.7 million in the prior year quarter. The net loss in the first quarter 2020 included $15.4 million of one-time pre-tax costs, primarily related to transaction costs and professional fees associated with the Company’s business combination with Boxwood Merger Corp, and also included $10.4 million of non-cash equity compensation, primarily related to approximately $9.5 million of costs to accelerate the recording of unvested stock compensation upon the closing of the business combination.

●	Adjusted EBITDA of $12.9 million increased 18.6%, compared to $10.9 million in the prior year quarter, primarily due to higher net revenues and operating efficiency.

●	Backlog at quarter end totaled $607 million, up 6% from $575 million at the end of the prior year quarter. Strong sales and backlog growth were driven by a range of project additions across the nationwide platform, an increase in average project size and the addition of Long Engineering.

●	Operating cash flow usage of $12.6 million included $14.7 million of one-time cash expenses incurred to complete the business combination and related public company formation transactions. Excluding the one-time cash expenses, operating cash flow would have been positive $2.1 million for the quarter.

●	At March 31, 2020, the Company had outstanding shares of class A common stock of 5,767,342.

Corporate Developments in Response to COVID-19

●	Atlas performs a vital role in supporting the nation’s infrastructure and has continued to provide its broad range of mission-critical, professional technical services in states and local municipalities where construction activity is permitted. As the market dynamics related to COVID-19 continue to evolve, the Company is taking the necessary actions to ensure continued, safe support to its clients and the communities where it operates.

●	The Company is committed to adapting its policies and procedures to protect the health and safety of all Atlas employees and clients. This includes working remotely where possible, providing personal protective equipment, limiting large group meetings, restricting air travel, and promoting social distancing practices, amongst other responsible measures.

●	During this time, Atlas is also fortunate to have a highly experienced team of nearly 500 industrial hygiene specialists available to support existing and new customers with their service needs driven by this pandemic.

●	While the business has experienced localized geographic work delays, most notably in its private commercial sectors, its transportation and infrastructure work has been largely unaffected, with the prospect of increased demand as federal stimulus dollars are deployed.

Mr. Boyer commented, “The underlying fundamentals in our business remain strong, with nearly half of our backlog representing government-backed projects, benefiting from the continued outsourcing of services to the private sector. That said, the COVID-19 situation is causing delays in our private sector work in many locations across the U.S. At the onset of the crisis in late March, we moved quickly to align our highly variable cost structure and resources with the current level of work.”

●	The Company’s measures to rationalize costs and preserve cash included actions such as, workforce reductions, furloughing or reducing hours for a portion of employees, freezing hiring and cutting management cash compensation, along with enforcing tight controls on non-essential expenditures. The Company expects its cost savings actions to provide an estimated benefit of $8 million to $10 million to its 2020 financial results, further enhancing liquidity, cash flow and financial flexibility.

●	At the end of the quarter, the Company had cash of $18.9 million and total liquidity of approximately $37.3 million including availability under its revolving credit facility. Following the close of the quarter the Company drew down the remainder of its credit facility, resulting in cash on hand of approximately $37 million with no significant long-term debt maturities until 2026. The Company is in compliance with all debt covenants and believes it has ample liquidity to effectively manage its business at this time. The Company will continue to assess additional actions to strengthen its operational and financial position as necessary.

Business Outlook

●	Due to COVID-19 related impacts on end market demand, primarily in private commercial sectors, the Company is withdrawing its previously communicated full year 2020 outlook, which did not factor in any impact related to the unfortunate pandemic. While near term visibility into the timing of private sector work remains limited, the Company has a primarily variable cost structure, providing flexibility to further align resources with market activity, which will be influenced by the extent and duration of economic disruptions related to COVID-19 and the ultimate resumption of normal business conditions.

Mr. Boyer concluded, “Given the rapidly changing and diverse impacts of Covid-19 occurring throughout the country, we are suspending our 2020 earnings guidance. The impact to our business from Covid-19 has been mixed with our government-based work remaining relatively steady, while in the private sector we have experienced delays in the execution of some contracted work, primarily in the Northeast and Northern California. To date, no contracts have been canceled and we have seen improvement in our labor utilization rates over the past weeks as essential transportation related projects continue and some states begin to ease economic restrictions. Our first quarter results demonstrate the strong underlying earnings power of this Company which we expect to build upon as macroeconomic conditions improve. We will continue to focus on preserving ample liquidity while growing backlog and pursuing our deleveraging acquisition strategy, with priority on firms likely to benefit from increased government infrastructure spending.”

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, May 11, 2020 at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review first quarter 2020 results, discuss recent events and conduct a question-and-answer session. The live webcast will be available at www.oneatlas.com in the Investors section. The conference call will also be accessible by dialing 1-877-407-9716 (Domestic) and 1-201-493-6779 (International). To access the replay of the call, dial 1-844-512-2921 (Domestic) and 1-412-317-6671 (International) with pass code 13702823. A replay of the webcast will be available on the Company’s website.

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection engineering and consulting services under the name Atlas Technical Consultants, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With more than 100 offices in 40 states and 3,200+ employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this press release in relation to Atlas has been provided by Atlas and its management team, and forward-looking statements include statements relating to Atlas’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the ability to maintain the listing of the Company’s shares of Class A common stock and warrants on Nasdaq; (2) the ability to recognize the anticipated benefits of the business combination or acquisitions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain management and key employees; (3) costs related to the business combination and acquisitions; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those under “Risk Factors” therein.

Atlas Technical Consultants

Consolidated Statement of Operations

(in thousands)

	For the quarters ended March 31,
	2020	2019

Revenues	$109,302	$105,611

Cost of revenues	(58,898)	(57,172)
Operating expenses	(68,365)	(44,869)

Operating (loss) income	(17,961)	3,570

Interest expense	(5,640)	(2,385)
Other income (expense)	32	(296)

(Loss) income before income taxes	(23,569)	889
Income tax expense	-	(5)

Net (loss) income from continuing operations	(23,569)	884

Loss from discontinued operations	-	(149)

Net (loss) income	(23,569)	735

Provision for non-controlling interest	3,260	-

Redeemable preferred stock dividends	(2,244)	-

Net (loss) income attributable to Class A common stock shareholders/members	$(22,553)	$735

(Loss) Per Class A Common Share	$(0.26)	N/A

Weighted average of shares outstanding:
Class A common shares (basic and diluted)	5,767,342	N/A

Atlas Technical Consultants

Consolidated Balance Sheet

(in thousands)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and equivalents	$18,924	$20,185
Accounts receivable, net	88,947	90,775
Unbilled receivables, net	47,150	40,513
Prepaid expenses	4,477	5,266
Other current assets	529	812

Total current assets	160,027	157,551

Property and equipment, net	15,946	14,824
Intangible assets, net	92,248	92,389
Goodwill	92,006	85,125
Other long-term assets	2,925	2,884

TOTAL ASSETS	$363,152	$352,773

LIABILITIES, REDEEMABLE PREFERRED STOCK, SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$27,584	$30,754
Accrued liabilities	9,749	10,085
Current maturities of long-term debt	14,050	10,875
Other current liabilities	9,820	13,712

Total current liabilities	61,203	65,426

Long-term debt, net of current maturities and loan costs	276,313	158,557
Other long-term liabilities	7,849	1,347

Total liabilities	345,365	225,330

COMMITMENTS AND CONTINGENCIES (NOTE 14)

Redeemable preferred stock	143,172	-

Members’ Capital	-	127,443
Class A common stock, $.0001 par value, 400,000,000 shares authorized, 5,767,342 shares issued and outstanding at March 31, 2020	1	-
Class B common stock, $.0001 par value, 23,974,368 shares authorized, 23,974,368 shares issued and outstanding at March 31, 2020	2	-
Additional paid in capital	(23,632)	-
Non-controlling interest	(100,250)	-
Retained earnings/(deficit)	(1,506)	-
Total shareholders’ equity/members’ capital	(125,385)	127,443

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK. SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL	$363,152	$352,773

Atlas Technical Consultants

Consolidated Statement of Cash Flows

(in thousands, except share and per share data)

	For the quarter ended March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(23,569)	$735
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,002	5,169
Equity-based compensation expense	9,845	56
Loss (gain) on sale of property and equipment	11	(36)
Write-off of deferred financing costs related to debt extinguishment	1,712	40
Amortization of deferred financing costs	249	58
Provision for bad debts	92	96
Changes in assets & liabilities:
Decrease in accounts receivable and unbilled receivable	193	7,807
Decrease in prepaid expenses	789	1,071
Decrease in other current assets	283	83
(Decrease) in trade accounts payable	(3,948)	(4,875)
(Decrease) in accrued liabilities	(1,248)	(1,180)
(Decrease) in other current and long-term liabilities	(1,956)	(7,682)
(Increase) in other long-term assets	(27)	(754)

Net cash (used) provided by operating activities	(12,572)	588

Cash flows from investing activities:
Purchases of property and equipment	(1,080)	(1,585)
Proceeds from disposal of property and equipment	-	188
Purchase of business, net of cash acquired	(10,500)	-

Net cash (used in) investing activities	(11,580)	(1,397)

Cash flows from financing activities:
Proceeds from issuance of debt	302,000	187,634
Payment of loan acquisition costs	(11,886)	(1,274)
Repayments of debt	(171,144)	(127,399)
Proceeds from issuance of redeemable preferred stock	141,840	-
Issuance of common stock	20,682	-
Member distributions	(21,830)	-
Payment to shareholders associated with Atlas Business Combination	(236,771)	-
Payment of contingent earn-out	-	(2,500)
Net cash provided by financing activities	22,891	56,461

Net change in cash and equivalents	(1,261)	55,652

Cash and equivalents - beginning of period	20,185	6,509

Cash and equivalents - end of period	$18,924	$62,161

Reconciliation of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, Atlas discloses Adjusted EBITDA and net revenue, which are non-GAAP financial measures, in this press release. Atlas believes these financial measures are useful indicators to evaluate performance because they allow for an effective evaluation of Atlas’ operating performance when compared to its peers, without regard to its financing methods or capital structure. Atlas believes Adjusted EBITDA and net revenue are useful for investors and others in understanding and evaluating Atlas’ operations results in the same manner as its management. However, Adjusted EBITDA and net revenue are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for, or in isolation from, net income (loss), revenue, operating profit, or any other operating performance measures calculated in accordance with GAAP.

Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other adjustments. Atlas excludes these items from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Atlas’ presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Atlas’ computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Atlas defines net revenue as gross revenue before reimbursable expenses and other adjustments. Atlas excludes these items from gross revenue in arriving at net revenue because net revenue is an important measure of the underlying production and performance of the business. Certain items excluded from net revenue are significant components in understanding and assessing a company’s financial performance, such as subcontractor and other “pass-through” related costs. Atlas’ presentation of net revenue should not be construed as an indication that results will be unaffected by the items excluded from net revenue. Atlas’ computation of net revenue may not be identical to other similarly titled measures of other companies. For a reconciliation of net revenue to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

Atlas Technical Consultants

Reconciliation of Gross Revenues to Net Revenues

(in thousands)

	For the quarter ended March 31,
	2020	2019

Gross Revenue	$109,302	$105,611
Reimburseable Expenses	(18,802)	(19,817)
Revenue Net of Reimburseable Expenses	$90,500	$85,794

Atlas Technical Consultants

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	For the quarter ended March 31,
	2020	2019

Net (loss) income	$(23,569)	$735
Interest	5,640	2,385
Taxes	-	-
Depreciation and amortization	5,002	5,169
EBITDA	(12,927)	8,289

EBITDA for acquired business prior to acquisition date(1)	763	843
One-time legal/transaction costs(2)	10,795	837
Other non-recurring expenses(3)	3,874	842
Non-cash equity compensation(4)	10,386	56

Adjusted EBITDA	$12,891	$10,867

(1)	Includes the EBITDA of LONG (which we acquired in February 2020) for the period January 1, 2020 through the date of the respective acquisition and January 1, 2019 through March 31, 2019.

(2)	Includes professional service-related service fees such as legal, accounting, tax, valuation and other consulting relating to the Atlas Business Combination.

(3)	Includes acquisition related professional fees, previous owner expenses, and shutdown of the telecom division costs and change in control payments relating to the Atlas Business Combination not accounted for in Note (2) above.

(4)	Includes the amortization of the unvested portion of our 2017 and 2019 Management Incentive Plan grants that vested immediately upon the change in control provisions contained within the agreements and compensation that was earned and accrued for in the three months ended March 31, 2020 that will be share settled in the three months ended June 30, 2020.

Investor Relations Contact

512-851-1507

ir@oneatlas.com